Exhibit 10.4

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”), dated as of July 31, 2006, and effective as of May 22, 2006 (the “Effective Date”), is made by and among VNU Inc., a Delaware corporation (the “Company”), and Valcon Acquisition B.V., a private limited company (besloten vennootschap) incorporated under the laws of the Netherlands (“Valcon”). Certain defined terms are defined in Section 19.

WHEREAS, the Company has determined that, for valid business reasons and to enhance its success and profitability, it desires to retain Valcon with respect to the services described herein; and

WHEREAS, the Company expects that Valcon will provide a substantial amount of services to the Company and its subsidiaries throughout the Term and, accordingly, the Company and Valcon have agreed that the consideration set forth herein for the services to provided by Valcon represents the fair value of such services.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1. Term. This Agreement shall be in effect for an initial term commencing on the Effective Date and ending on the eighth anniversary of the Effective Date (including any extensions thereof, the “Term”), which Term shall automatically be extended for one additional year upon each anniversary of the Effective Date unless the Company and Valcon mutually agree not to extend the Term of this Agreement by an additional year or agree to terminate this Agreement. In addition, in connection with the consummation of a Change in Control or a Qualified Public Offering, Valcon may elect to terminate this Agreement by providing written notice of termination to the Company. In the event of a termination of this Agreement, the Company shall pay in cash to Valcon (a) all unpaid Advisory Fees (as defined in Section 3(a)), all unpaid fees agreed upon pursuant to Section 4 (collectively, “Subsequent Transaction Fees”) and all expenses due under this Agreement with respect to periods prior to the termination date, plus (b) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees that would have been payable to Valcon with respect to the period from the termination date through the end of the Term. Upon termination of this Agreement, including, without limitation, termination in connection with the consummation of a Change in Control or a Qualified Public Offering, Valcon shall no longer be obligated to provide any services hereunder. The provisions of Sections 1, 3(b), 4, 6, 7, 9, and 15 through 19 shall survive any termination of this Agreement.

2. Services. Valcon shall make available one or more of the Sub-Contractors (or any other sub-contractors retained by Valcon or the Sub-Contractors) to perform the services for the Company and/or its subsidiaries as mutually agreed by Valcon and the Company, which services may include, without limitation, the following:

(a) general advisory services and support for executive and management functions;

(b) identification, support, negotiation and analysis of acquisitions and dispositions by the Company and/or its subsidiaries;

(c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements;

(e) human resources functions, including searching and hiring of executives; and

(f) other services for the Company and its subsidiaries upon which the Company and Valcon agree.

3. Advisory Fees and Expenses.

(a) During the Term of this Agreement, the Company shall pay Valcon an advisory fee (each, an “Advisory Fee”) for each fiscal quarter of the Company equal to the Quarterly Fee Amount for such fiscal quarter. The Advisory Fee will be payable in advance to Valcon or its designees by wire transfer of immediately available funds on the first business day of the first month of each fiscal quarter. A pro-rated amount of the Advisory Fee for the period commencing on the Effective Date and ending on the last day of the Company’s fiscal quarter ending on June 30, 2006 will be payable by wire transfer of immediately available funds on or before August 15, 2006.

(b) The Company will reimburse Valcon or its designees for such reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of attorneys, accountants or other advisors retained by Valcon, the Sub-Contractors or any other sub-contractors) as may be incurred by Valcon, the Sub-Contractors and such other sub-contractors and their respective partners, members, shareholders, employees or agents in connection with the rendering of advisory, management or other such services pursuant to this Agreement or the rendering of such other services as may be agreed upon by the Company and Valcon. Such expenses will be reimbursed by wire transfer of immediately available funds promptly upon the request of Valcon (but in any case no later than five business days following such request) and will be in addition to any other fees or amounts payable to Valcon pursuant to this Agreement. Unless requested by the Company, in no event shall Valcon submit its expenses to the Company more often than monthly.

4. Transaction Fees and Expenses. In the event that the Company shall determine that it is advisable for the Company or any of its subsidiaries to hire a financial advisor, consultant, investment bank or any similar agent in connection with any transaction that could result in a Change in Control, acquisition, disposition or divestiture, spin-off, split-off, recapitalization, issuance of securities (including, without limitation, any Qualified Public Offering), financing (whether debt or equity financing) or any similar transaction by or involving the Company or its subsidiaries, the Company shall notify Valcon of such determination in writing. Promptly thereafter, upon the request of Valcon, the Company and Valcon shall negotiate in good faith to agree upon appropriate services, additional compensation and indemnification from the Company and/or one or more of its subsidiaries, as applicable, to hire Valcon, its Affiliates or the Sub-Contractors for such services on terms and conditions customary for transactions of similar size and scope.

5. Personnel. Valcon will provide or cause to be provided and devote to the performance of this Agreement such partners, employees and agents of Valcon or the Sub-Contractors, as the case may be, as it shall deem appropriate to the furnishing of the services mutually agreed upon by the Company and Valcon; it being understood that no minimum number of hours is required to be devoted by Valcon or any of the Sub-Contractors on a weekly, monthly, annual, or other basis. The fees and other compensation specified in this Agreement will be payable by the Company regardless of the extent of services requested by the Company pursuant to this Agreement, and regardless of whether or not the Company requests Valcon to provide any such services. Notwithstanding the foregoing, the Company expects that Valcon will provide a substantial amount of services to the Company and its subsidiaries throughout the Term. The Company acknowledges that the services of the Sub-Contractors retained by Valcon will not be exclusive, and that one or more of the Sub-Contractors will render similar services to other Persons (including, without limitation, with the same partners, employees, and agents thereof as may render services to the Company).

6. Liability. None of Valcon nor any of the Sub-Contractors nor any of their respective Affiliates, nor any of their respective partners, shareholders, directors, officers, members, employees or agents (collectively, the “Advisor Group”) shall be liable to the Company, its subsidiaries or any of their Affiliates, employees or shareholders for any loss, liability, damage, cost, settlement, judgment or expense (including attorneys’ fees and expenses) (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement or otherwise provided by Valcon or any of the Sub-Contractors to, or otherwise in connection with the operations of, the Company or any of its subsidiaries or Affiliates, other than as a result of the gross negligence or willful misconduct of Valcon or any member of the Advisor Group. No member of the Advisor Group makes any representations or warranties, express or implied, in respect of the services provided by any member of the Advisor Group. Except as Valcon or any other Sub-Contractor may otherwise agree in writing with respect to itself or its Affiliates: (i) each member of the Advisor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company, its subsidiaries or any of their Affiliates and (B) do business with any client or customer of the Company, its subsidiaries or any of their Affiliates; (ii) no member of the Advisor Group shall be liable to the Company, its subsidiaries or any of their Affiliates, employees or shareholders for breach of any duty (contractual or otherwise) by reason of any such activities or of such Person’s participation therein; and (iii) in the event that any member of the Advisor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, its subsidiaries or any of their Affiliates or shareholders, on the one hand, and any member of the Advisor Group, on the other hand, or any other Person, no member of the Advisor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company, its subsidiaries or any of their Affiliates or shareholders and, notwithstanding any provision of this Agreement to the contrary, no member of the Advisor Group shall be liable to the Company, its subsidiaries or any of their Affiliates or shareholders for breach of any duty

(contractual or otherwise) by reason of the fact that any member of the Advisor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company, its subsidiaries or any of their Affiliates or shareholders. In no event will any of the parties hereto be liable to any other party hereto for (i) any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, arising out of this Agreement or the performance of services hereunder, or (ii) in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) arising out of this Agreement or the performance of services hereunder, except as set forth in Section 7 below.

7. Indemnity. The Company and its subsidiaries shall defend, indemnify and hold harmless each member of the Advisor Group from and against any and all Losses arising from any claim (collectively, “Claims”) by any Person with respect to, or in any way related to, this Agreement, arising out of or in connection with the performance of services contemplated by this Agreement or otherwise provided by any member of the Advisor Group to, or otherwise in connection with the operation of, the Company or any of its subsidiaries or Affiliates; provided that the foregoing indemnity shall not be available to any member of the Advisor Group if such member’s Loss is a result of the gross negligence or willful misconduct of any member of the Advisor Group. The Company and its subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, its subsidiaries or any of their Affiliates, or any member of the Advisor Group or in which any member of the Advisor Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof by any member of the Advisor Group; provided that the Company and its subsidiaries shall not settle any such Claim without the consent of the members of the Advisor Group party thereto. If the indemnification provided for above is unavailable in respect of any Losses, then the Company and its subsidiaries, in lieu of indemnifying any member of the Advisor Group, shall contribute to the amount paid or payable by such member of the Advisor Group.

8. Independent Contractor. Each of Valcon and the Company agree that Valcon and each of the Sub-Contractors shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither Valcon, nor any Sub-Contractor, nor any of their respective partners, members, shareholders, directors, officers, employees or agents shall be considered employees or agents of the Company or any of their subsidiaries as a result of this Agreement nor shall any of them have authority under this Agreement to contract in the name of or bind the Company or any of their subsidiaries, except as expressly agreed to in writing by the Company or any of their subsidiaries, respectively.

9. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given, delivered and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9 prior to 5:00 p.m. (New York time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any business day and earlier than 11:59 p.m. (New York time) on the day preceding the next business day, (iii) one (1) business day after when sent, if sent by nationally recognized overnight courier service (charges prepaid), or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

To the Company:

VNU Inc.

770 Broadway

New York, NY 10003

Attention: Chief Legal Officer

To Valcon:

Valcon Acquisition B.V.

Jachthavenweg 118

1081 KJ Amsterdam

The Netherlands

Tel.: +31 20 540 75 75

Fax.: +31 20 540 75 00

Attention: Management Board c/o Evert Vink

10. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

11. Assignment. No party may assign any obligations hereunder to any other party without the prior written consent of each of the other parties; provided that Valcon may, without consent of the Company, assign its rights and obligations under this Agreement to any of its Affiliates or to any or all of the Sub-Contractors (each such assignee, a “Permitted Assignee”). The Company shall be promptly notified in writing of any such assignment.

12. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

13. Entire Agreement. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.

14. Amendments and Waivers. No amendment, modification, extension, termination or waiver of any term, provision or condition of this Agreement (each, an “Amendment”) shall be effective unless in writing and executed by the Company and Valcon.

Each such Amendment shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder, as to itself, by an instrument in writing signed by such party. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any other occasion. No course of dealing of any Person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

15. Governing Law. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

16. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the state courts sitting in the State of New York, County of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9 hereof is reasonably calculated to give actual notice.

17. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES

THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 17 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

18. Joint and Several Liability. Each obligation described herein of the Company and/or its subsidiaries, as the case may be, shall be a joint and several obligation of the Company and its subsidiaries. If requested by Valcon, then the Company shall cause any of its subsidiaries to sign a counterpart signature page to this Agreement to evidence such joint and several liability. Upon an underwritten registered public offering of capital stock of any subsidiary of the Company, Valcon may cause such subsidiary (and its subsidiaries) to be released from joint and several liability for obligations hereunder arising after the closing of such offering, but this Agreement shall continue in full force and be binding on the Company and all of its other subsidiaries.

19. Confidentiality. Valcon agrees, and will require each of the Sub-Contractors and each Permitted Assignee to agree, to hold in confidence and not use or disclose to any third party (other than their respective advisors) any confidential information provided to or learned by Valcon, the Sub-Contractors or any Permitted Assignee in connection with the rendering of services pursuant to this Agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that Valcon takes, and causes each of the Sub-Contractors and each Permitted Assignee to take, reasonable steps to minimize the extent of any such required disclosure.

20. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its controlled Affiliates shall be deemed an Affiliate of any of Valcon’s direct or indirect shareholders (and vice versa) and none of Valcon’s direct or indirect shareholders shall be deemed Affiliates of each other solely as a result of their relationship with respect to the Company.

“Change in Control” shall mean any transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests) the result of which is that any Person or “group” (as defined within the meaning of Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934 as in effect on the Effective Date), other than any of the Investors (as defined in the Shareholders Agreement) or their Affiliated Funds (as defined in the Shareholders Agreement), obtains (i) direct or indirect ownership of more than 50% of the voting rights of the

Company, (ii) the right to appoint the majority of the members of the board of directors (or similar governing body) or to manage on a discretionary basis the assets of the Company, or (iii) all or substantially all of the assets of the Company.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Qualified Public Offering” shall mean a public offering of equity securities of the Company, any Person that directly or indirectly owns all of the outstanding equity securities of the Company, or any of their respective subsidiaries, after the date hereof, with an aggregate value (together with any prior public offerings of equity securities after the date hereof of the Company, any Person that directly or indirectly owns all of the outstanding equity securities of the Company, or any of their respective subsidiaries that are not Qualified Public Offerings) in excess of $200,000,000 (including any compensation paid in connection with such public offering and the value of any equity securities held by shareholders participating in such offering) pursuant to an effective registration statement filed with a governmental body regulating the issuance and exchange of equity securities in the United States or The Netherlands.

“Quarterly Fee Amount” shall mean (a) $0.875 million per fiscal quarter for the Company’s fiscal year 2006; and (b) for each fiscal year thereafter during the Term, an amount per fiscal quarter equal to 105% of the applicable Quarterly Fee Amount for the immediately preceding fiscal year.

“Shareholders Agreement” shall mean (i) from the date hereof until the execution of the Definitive Shareholders Agreement in accordance with clause (ii) below, that certain Interim Investors Agreement, dated as of March 15, 2006, by and among Alplnvest Partners 2006 B.V., Alplnvest Partners Later Stage Co-Investments Custodian IIA B.V., Blackstone Fl Communications Partnership (Cayman) L.P., Blackstone Family Communications Partnership (Cayman) L.P., Blackstone Capital Partners (Cayman) V L.P., Blackstone Capital Partners (Cayman) V-A L.P., Blackstone Family Investment Partnership (Cayman) V-A L.P., Blackstone Participation Partnership (Cayman) V L.P., Carlyle Partners IV Cayman, L.P., CP IV Coinvestment Cayman, L.P., CEP II Participations S.à r.l., SICAR, Hellman & Friedman Capital Partners V (Cayman), L.P., Hellman & Friedman Capital Partners V (Cayman Parallel), L.P., Hellman & Friedman Capital Associates V (Cayman), L.P., KKR Millennium Fund (Overseas), Limited Partnership, Thomas H. Lee (Alternative) Fund V, L.P., and THL Partners Equity VI, L.P. (collectively, the “Initial IIA Parties”), as amended pursuant to that certain First Amendment to Interim Investors Agreement, dated as of May 22, 2006, by and among the Initial IIA Parties, THL Fund VI (Alternative) Corp., THL Parallel Fund VI (Alternative) Corp., THL DT Fund VI (Alternative) Corp., THL Coinvestment Partners, L.P., Putnam Investment Holdings, LLC, Putnam Investments Employees’ Securities Company III LLC, Thomas H. Lee (Alternative) Fund VI, L.P., Thomas H. Lee (Alternative) Parallel Fund VI, L.P., Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P., THL Fund V (Alternative) Corp., THL Parallel Fund V (Alternative) Corp., THL Cayman Fund V (Alternative) Corp., Thomas H. Lee Investors, Limited Partnership, Putnam Investment Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC,

Thomas H. Lee (Alternative) Parallel Fund V, L.P. and Thomas H. Lee (Alternative) Cayman Fund V, L.P., and as amended pursuant to that certain Second Amendment to Interim Investors Agreement, dated as of June 2, 2006, by and among Alplnvest Partners CS Investments 2006 C.V., Alplnvest Partners Later Stage Co-Investments Custodian IIA B.V., Blackstone FI Communications Partnership (Cayman) L.P., Blackstone Family Communications Partnership (Cayman) L.P., Blackstone Capital Partners (Cayman) V L.P., Blackstone Family Investment Partnership (Cayman) V L.P., Blackstone Capital Partners (Cayman) V-A L.P., Blackstone Family Investment Partnership (Cayman) V-A L.P., Blackstone Participation Partnership (Cayman) V L.P., Carlyle Partners IV (Cayman), L.P., CP lV Coinvestment Cayman, L.P., CEP II Participations S.à r.l., SICAR, Hellman & Friedman Capital Partners V (Cayman), L.P., Hellman & Friedman Capital Partners V (Cayman Parallel), L.P., Hellman & Friedman Capital Associates V (Cayman), L.P., KKR Millennium Fund (Overseas), Limited Partnership, KKR VNU Millennium Limited, KKR Partners (International), Limited Partnership, KKR PEI SICAR S.à r.l., Thomas H. Lee (Alternative) Fund V, L.P., THL Partners Equity VI, L.P., THL Fund VI (Alternative) Corp., THL Parallel Fund VI (Alternative) Corp., THL DT Fund VI (Alternative) Corp., THL Coinvestment Partners, L.P., THL Fund V (Alternative) Corp., THL Parallel Fund V (Alternative) Corp., THL Cayman Fund V (Alternative) Corp., Thomas H. Lee Investors, Limited Partnership, Thomas H. Lee (Alternative) Parallel Fund V, L.P., Thomas H. Lee (Alternative) Cayman Fund V, L.P., Putnam Investment Holdings, LLC, Putnam Investments Employees’ Securities Company II LLC, and Putnam Investments Employees’ Securities Company III LLC, and as further amended from time to time in accordance with its terms (the “Interim Investors Agreement”), and (ii) immediately upon execution of the Shareholders Agreement contemplated by the Interim Investors Agreement (the “Definitive Shareholders Agreement”), such Definitive Shareholders Agreement, as amended from time to time in accordance with its terms.

“Sub-Contractors” shall mean, collectively, Blackstone Management Partners V L.L.C., TC Group, L.L.C., Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co., L.P., Alplnvest Partners CS Investments 2006 C.V. and Alplnvest Partners Later Stage Co-Investments Custodian IIA B.V., in its capacity of custodian of Alplnvest Partners Later Stage Co-Investments IIA C.V., and THL Managers V, LLC and THL Managers VI, LLC.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

VNU INC.

By:	/s/ Michael E. Elias
Name:	Michael E. Elias
Its:	V.P.

Signature Page to Advisory Agreement

VALCON:

VALCON ACQUISITION B.V.

By:	/s/ Authorized Signatory
Name:
Its:	Managing Director

Signature Page to Advisory Agreement